Terry Lingren Chief Executive Officer Filed pursuant to Rule 433 of the Securities Act of 1933# Issuer Free Writing Prospectus dated April 15, 2014# Registration Number 333-193552 Resonant Inc.

Resonant 2 • Resonant has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Resonant has filed with the SEC for more complete information about Resonant and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Resonant, any selling agent or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling 805-308-9803. • Certain statements in this document contain forward-looking statements. Forward-looking statements may address the following subjects among others: expected products, applications, customers, technologies and performance and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties referred to in the risk factors section of the prospectus for the offering. • In this document, we refer to information regarding potential markets for products and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information. Legal Notices

Resonant 3 Investment Summary# We have invented a disruptive circuit design platform Infinite Synthesized Networks (ISN) • New method of designing radio frequency (RF) filters • Can displace conventional filters and combine multiple RF filters into one Target Market: # Mobile Devices • Lower costs, smaller sizes, improved performance • Fewer components that can dramatically simplify the mobile device supply chain Unique Intellectual Property • Biggest fundamental change to mobile device filter design in over 80 years • Aggressively patenting all elements of the ISN system Licensing # Business Model • Developing first commercial designs in collaboration with Skyworks Solutions • In discussions with several other potential licensing partners

Resonant The Problem: Mobile Data Filters # As carriers use more data bands, mobile devices need more filters 4 2013 2012 2011 2010 2009 Illustration One model with# three filters Five models with# 14-20+ filters each

Resonant 5 State of the Filter Industry# Filter design has not advanced significantly in 80+ years Current process Specs Design Manufacturing Driven by OEMs Focus of today’s filter suppliers Based on Lloyd Espenschied’s 1920s “acoustic wave ladder” design (patented 1931) Mobile device suppliers are trying to solve a 21st century problem with a design based on 1920s technology.

Resonant 6 Our New Design Paradigm# ISN is a comprehensive suite of circuit design methods and tools • Our team created ISN from ‘05-’10 at Superconductor Technologies, Inc. (STI) o STI makes the world’s highest-performance RF filters (for telecom base stations) o We found that ISN designs could also work with non-superconducting materials o We spun Resonant out of STI in January 2012 Specs Polynomial Designs Possible Solutions Refinement Physical Implementation Manufacturing New design steps enabled by ISN Same OEM specs Same mfr. methods ISN enables several new design steps

# ISN Approach

## We enable designs with many component types, not just resonators

*Conventional Approach*


Filter A
Filter B
Filter C
Switch
(Between Filters)

… and so on for Fiter D, Filter E, Filter F, etc.

- No components except resonators
- All resonators at one frequency
- Only one topology

*ISN Approach*


= Resonators
= Other components (e.g., capacitors, inductors)

- Other components allowed
- Resonators at multiple frequencies
- Many topologies

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Resonant Commercialization Strategy# We are pursuing two actionable RF filter markets 8 • Traditional surface acoustic wave (SAW) filters struggle in “hard bands” • Therefore, manufacturers use more expensive bulk acoustic wave (BAW) filters • ISN can improve SAW filters to work in hard bands • A filter that can “tune” to multiple bands could replace several existing filters • This would result in significant size / cost savings from reduced component count • We believe ISN can create such a “tunable” filter Single Band Designs: # Improve Existing Filters Tunable Designs: From Many Filters to One

Resonant 9 Single Band Designs# Our initial filters show great promise on both performance and price Avg. Cost of BAW Duplexer* $0.62 Avg. Cost of SAW Duplexer* $0.28 Difference (Enabled Margin) $0.34 Projected Filter Market: # $5+ billion by 2017* Single Band Tunable Designs -50 -45 -40 -35 -30 -25 -20 -15 -10 -5 0 1760 1780 1800 1820 1840 1860 1880 1900 1920 1940 1960 1980 Transmission [dB] Frequency [MHz] Measured Modeled Our initial SAW # demonstration duplexer had almost perfect alignment with what our ISN model predicted * Navian Research, 2013

Resonant 10 Our First Collaborator# Skyworks is collaborating with us on a single-band design Skyworks Solutions, Inc. (Nasdaq: SWKS) • $6 billion market cap • Over 40% of the front-end market • Three years of diligence before signing We have pre-negotiated terms in the event that Skyworks elects to license our design upon project completion. Skyworks Project Progress Single Band Tunable Designs Milestone 1: Resonators Milestone 2: Filters Milestone 3: Duplexers Milestone 4: Qualified Chip Complete Complete By Q4 2014 In process

Resonant 11 Tunable Filter # We plan to replace 40+ front-end filters with 2-3 tunable filters Cost Filter Set (2017)* $1.85 Cost of Tunable Filter (Projected) < $1.00 Difference (Enabled Margin) > $0.85 We may also be able to reduce the number of power amplifiers, which would result in a greater enabled margin. Single Band Tunable Designs = Tunable Filter/Duplexer * Navian Research, 2013

Resonant Our Initial Results# We have demonstrated two-band tunable filter capability 12 We plan to begin development of # tunable filter designs by Q4 of 2014. Transmission Transmission Single filter tuning between # transmitting in Band 5 and transmitting in Band 8 Band 5 (824-849 MHz) Band 8 (880-915 MHz) Single Band Tunable Designs

Resonant 13 Business Model# We intend to license our designs to manufacturing partners Revolutionary Filter Designs Advanced Proprietary Filter Modeling Tools White Spaces, Cognitive Radio, Freeing Unused Spectrum Tunable Designs Single Band Designs • We will license custom designs to suppliers for a per-unit royalty • We will not manufacture physical product • We will utilize existing manufacturing fabs • We will generate high gross margins • We will retain the intellectual property behind our designs

Resonant 14 Our Patent Strategy# Six patent families protect our methods and circuit designs We have 18 issued and allowed patents and 17 pending patents, # and are actively working to file more. Power Handling Image Design Tunability Network Synthesis ISN Circuit Structure Physical Implementation Methods Circuit Designs

Resonant 15 Cost Low High Performance Low High Bulk Acoustic Wave Filters Surface Acoustic Wave Filters Technology Landscape# We will work to partner with key players in the RF filter landscape Resonant ISN-enabled filter developed in collaboration with Skyworks

# Management and Board

## Our team has extensive experience in the chip industry

**Terry Lingren**
CEO & Chairman

- 20+ years experience as senior technology executive
- VP of Engineering, Kyocera
- VP of Engineering, Qualcomm

**Bob Hammond**
CTO & Director

- Co-Founder and CTO, STI
- Leader, Electronics Advanced Dev., Los Alamos Nat'l Labs
- PhD, Caltech

**Neal Fenzi**
VP of Engineering

- VP of Engineering, STI
- Chief Engineer, STI
- VP of Product Management, STI
- BSEE, New Mexico St

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**John Major**
Independent Director

- Lead Independent Director, Broadcom (NASDAQ: BRCM)
- Multiple board memberships with public and private high-tech companies
- *CTO and SVP, Motorola Inc.*

**Rick Kornfeld**
Independent Director

- *VP Engineering and leader of first CDMA effort at Qualcomm*
- *VP and GM of Wireless Chipsets, Texas Instruments*
- Founder, Grid2Home, *Dot Wireless, NextWave Telecom*

**Janet Cooper**
Independent Director

- Audit Committee Chair, The Toro Company (NYSE: TTC)
- Audit Committee Member, Lennox International (NYSE: LII)
- *SVP and Treasurer, Qwest Communications*

*Directors' former positions in italics*

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Resonant 17 Capitalization Table# Based on an IPO of 2.25 million shares at $6.00 per share Security Current Post-IPO % Common Stock Outstanding (1) 999,999 3,249,999 39.0% Note Holders (on an as-converted basis) 2,787,590 2,787,590 33.4% Employee/Advisor Options Committed (2) 404,000 404,000 4.8% Employee/Advisor RSUs Committed (3) 184,500 184,500 2.2% Warrants Outstanding (4) (5) 680,985 905,985 10.9% Options Reserved for Future Issuances 811,500 811,500 9.7% Fully Diluted Share Total 5,868,574 8,343,574 100.0% Shares + In-the-Money Derivatives (6) 4,343,726 6,593,726 Company Valuation @ $6/share $26,062,356 $39,562,356 (1) Does not include shares issuable upon exercise of underwriter’s overallotment option (337,500 shares) (2) Options committed will be issued upon IPO at a strike price equal to the IPO price (3) RSUs committed will be issued upon IPO (4) Weighted average strike price of warrants outstanding is currently $1.10; post-IPO, it will be $2.69 (5) Does not include warrants related to exercise of underwriter’s overallotment option (33,750 shares) (6) Assumes cashless conversion of in-the-money derivatives